Exhibit 5.1

Tel-Aviv, July 9, 2026

CollPlant Biotechnologies Ltd.

4 Oppenheimer

Weizmann Science Park

Rehovot 7670104

Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to CollPlant Biotechnologies Ltd., an Israeli company organized under the laws of the State of Israel (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed resale by the selling shareholders named in the Registration Statement of from time to time of up to an aggregate of 31,047,068 ordinary shares, par value NIS 1.50 per share, of CollPlant Biotechnologies Ltd. (the “Ordinary Shares”), consisting of (i) 4,464,707 ordinary shares acquired by the Selling Shareholders in a private placement consummated on July 6, 2026 (“PIPE Shares”), (ii) 3,182,354 ordinary shares issuable upon the exercise of pre-funded warrants acquired by certain of the Selling Shareholders in such private placement (“Pre-Funded Warrants”), (iii) 7,647,061 ordinary shares issuable upon the exercise of series A warrants originally issued in such private placement (“Series A Warrants”), (iv) 15,294,122 ordinary shares issuable upon the exercise of series B warrants originally issued in such private placement (“Series B Warrants”, and together with the Series A Warrants, the “Ordinary Warrants” and with the Pre-Funded Warrants, the “PIPE Warrants”), and (v) 458,824 ordinary shares issuable upon the exercise of placement agent warrants originally issued on July 6, 2026 to designees of H.C. Wainwright & Co., LLC, our placement agent (the “Placement Agent”) in connection with the private placement pursuant to which we issued the ordinary shares and warrants (the “PA Warrants,” and together with the PIPE Warrants, the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons. In arriving at the opinion expressed below, we have also assumed that the increase of the Company’s registered share capital to 500,000,000 Ordinary Shares will be approved by the Company’s general meeting of shareholders.

We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof. We assume no obligation to revise or supplement any of these opinions to reflect any changes of law or fact that may occur after the date hereof. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

On the basis of all the foregoing, including the assumptions, and in reliance thereon, we are of the opinion that (i) the PIPE Shares and the Ordinary Shares underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) being registered pursuant to the Registration Statement have been duly authorized for issuance by the Company and are validly issued, fully paid and non-assessable, and (ii) the Pre-Funded Warrant Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by the Company, and, and when the Pre-Funded Warrant Shares are issued in accordance with the terms of the Pre-Funded Warrants upon payment of the exercise price for the Pre-Funded Warrant Shares thereunder, will be validly issued, fully paid and non-assessable.

In addition, on the basis of all the foregoing, including the assumptions, and in reliance thereon, we are of the opinion that the Ordinary Warrants and the PA Warrants being registered pursuant to the Registration Statement will have been duly authorized for issuance by the Company, and when the Ordinary Shares underlying the Ordinary Warrants and underlying the PA Warrants are issued in accordance with the terms of the Ordinary Warrants or the PA Warrants, respectively, upon payment of the exercise price for the Ordinary Shares thereunder, will be validly issued, fully paid and non-assessable.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ Goldfarb Gross Seligman & Co.